Exhibit 10.1
[Jazz Pharmaceuticals Letterhead]
PERSONAL, PRIVATE AND CONFIDENTIAL
14 May 2012
Patricia Carr
[Address]
Terms and Conditions of Employment
Dear Pat,
On behalf of Jazz Pharmaceuticals PLC (the “Company”), I am very pleased to offer you employment with the Company.
Your employment will be subject to the following terms and conditions.

1.	POSITION
Your position with the Company will be as Vice President, International Finance.

2.	COMMENCEMENT DATE
Your employment will be deemed to have commenced on 9 July 2012 and the terms and conditions set out in this letter will take effect from such date.

3.	PLACE OF WORK
You will be normally based at the Company’s offices at 45 Fitzwilliam Square, Dublin 2, but will be required to travel within Ireland and abroad in carrying out your responsibilities. For up to an initial period of 6 months, your primary location shall be the offices of Jazz Pharmaceuticals in Palo Alto, CA, USA. Thereafter, you will be required to travel to the United States of America and other locations from time to time.

4.	HOURS OF WORK
You will determine your own hours of work and will be required to work the requisite hours and days in order to best perform your duties and to this end a degree of flexibility will be required on your part. You shall work a minimum of 37.5 hours per week from 9:00 am to 5:30 pm Monday to Friday, with a break of one hour for lunch each day. Your salary reflects the flexibility required of you. No extra remuneration will be paid for additional hours worked or where work is required to be performed on a weekend.

5.	REPORTING STRUCTURE
You will report directly to the SVP, Finance, David Brabazon. However the reporting structure may change from time to time, at the discretion of the Chief Financial Officer, the Chief Executive Officer or the Board of Directors (the “Board”).

6.	SALARY

6.1.
Your initial salary will be €200,000 per annum. This will be paid to you monthly in arrears on the last day of each month by credit transfer directly to your bank account. Your salary will be subject to annual review each year on the anniversary of the date of this letter.

6.2.
All payments to you will be subject to deductions of tax, PRSI, Universal Social Charge and any other deductions required by law or provided for in this letter. You will be notified each month by the Company of the amount of your gross and net remuneration and of the nature and amount of all deductions.

6.3.
For the purposes of the National Minimum Wage Act, 2000, the pay reference period shall be a month. In accordance with section 23 of the Act, you may request from the Company a written statement of your average hourly rate of pay for any pay reference period (other than a current pay reference period) falling within the twelve month period immediately preceding the request.

7.	SIGNING BONUS

7.1.
You will be entitled to a one time signing bonus of €16,000 to be paid in coordination with the first possible regular payroll processing, subject to the usual deductions of tax, PRSI, Universal Social Charge and any other deductions required by law or provided for in this letter.

8.	BONUS
You will be entitled to be considered for a bonus based on your performance. Any bonus payment will be at the sole discretion of the Board. You will not be entitled to a bonus if your employment has been terminated, or notice of such termination has been given by either you or the Company, prior to the date the bonus is paid.

9.	EQUITY
Subject to approval by the Board of Director, your offer includes a grant of options to purchase 20,000 Jazz Pharmaceuticals ordinary shares and a grant of 10,000 restricted stock units (RSUs) giving you a right to receive Jazz Pharmaceuticals ordinary shares at a future date. Subject to the plan as in effect and your continued employment on each vesting date as per the Company equity plan.

10.	EXPENSES
All properly vouched and authorised expenses incurred by you on Company business will be reimbursed by the Company.

11.	HOLIDAYS
You will be entitled to 21 working days holidays (exclusive of all Irish bank and other public holidays in accordance with the Organisation of Working Time Act 1997) in each year. Your holidays are to be taken by arrangement with the Company, at such time or times that the Company considers to be most convenient having regard to the requirements of your position.
The Company’s holiday year runs from 1 January to 31 December. Holidays from the previous year may not be carried over to the following year except with the Company’s consent. Upon notice of termination of employment being served by either party, the Company may, subject to the provisions of the Organisation of Working Time Act 1997, require you to take any unused holidays accrued at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the employment, make a payment in lieu of accrued contractual holiday entitlement.

12.	BENEFIT SCHEMES
Pension Scheme:
The Company has no pension scheme. The Company does provide access to a personal retirement savings account (PRSA). If you wish to begin making contributions to a PRSA, please contact Bridget O’Brien.

13.	DUTIES
You will carry out duties as assigned to you from time to time by the Company. Your area of work and/or specific responsibilities may be altered from time to time by the Company as the circumstances of the business dictate.

14.	PERIOD OF EMPLOYMENT
Subject to the provisions of Clauses 16, 17, 16 and 21, your employment will continue until terminated by you or the Company giving the other at least 2 months’ written notice of termination (or, if longer, the period required by law).

15.	PAYMENT IN LIEU OF NOTICE/ GARDEN LEAVE
Where notice of termination of your employment is given, whether by you or the Company, the Company will have the right to:

15.1.	pay you in lieu of notice the amount of your entitlement to salary in respect of such notice period; or

15.2.
require you to cease performing or exercising during some or all of the remainder of any notice period some or all of the powers, authorities and discretions delegated to you in your employment and/or to cease attending your place of work during such period.

16.	TERMINATION
Your employment may be terminated without prior notice if, at any time after the date of this letter, you:

16.1.	are guilty of any material breach or non-observance of the provisions contained in this letter;

16.2.	are guilty of any serious misconduct in the discharge of the duties of your employment or in connection with or affecting the business of the Company;

16.3.	commit any serious act of dishonesty or repeated acts of dishonesty;

16.4.	become of unsound mind; or

16.5.	are convicted of any offence (other than minor traffic offences or any other offence which in the opinion of the Board does not affect your position with the Company).

17.	NORMAL RETIREMENT AGE
The Company’s normal retirement age is 65. Your employment will end automatically on your 65th birthday if it has not terminated before then in accordance with the provisions of this contract.

18.	ILLNESS
Absences from work for whatever reason must be notified to your Manager as soon as possible on the first day of absence. Payment of salary for any absences attributable to illness will be at the sole discretion of the Company.

If you are at any time prevented by illness, injury, accident or any other circumstances from discharging all your duties for a period of three consecutive days, then a satisfactory certificate will be required from your doctor in respect of such absence.
The Company reserves the right, at any time, to require you to undergo a medical examination by a Doctor or Consultant nominated by the Company, in which event the Company will bear the cost of such examination.

19.	DISCIPLINARY RULES AND PROCEDURE

19.1.	You will conduct yourself with propriety at all times and with due regard for the Company and each of its associated companies and the clients and employees of each such company.

19.2.
In the event that your conduct or performance falls short of the standards required by the Company or the Board in any respect, (other than cases of misconduct) you will receive at first instance, a verbal warning, followed, if necessary in the event of a repetition, by a written warning which, in appropriate circumstances, may be deemed to be a final written warning. In the event of further breach of conduct or poor performance, and following due investigation during which you will be afforded an opportunity to make whatever representations you consider appropriate, your employment may be terminated by the Company, with or without notice as is deemed appropriate. Where appropriate, because of the gravity of your conduct or performance, the Company reserves the right to commence this procedure at any stage.

19.3.	In order to investigate a complaint against you, the Company may suspend you on full pay for as long as may be necessary to carry out an investigation and hold a disciplinary hearing.

20.	CONFIDENTIALITY

20.1.
You will not, except as authorised or required by your duties, reveal to any person, persons or company any information of a confidential or proprietary nature, including any trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company, its subsidiary or associated companies or their existing or potential customers which may come to your knowledge during the period of your employment with the Company (“Confidential Information”). You will keep all Confidential Information entrusted to you completely secret and will not use or attempt to use any Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its subsidiary or associated companies or their existing or potential customers or its or their business or businesses, or may be likely so to do. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this letter.

20.2.
You will not during the term of your employment with the Company make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company, its subsidiary or associated companies or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes or memoranda made by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.

21.	PROPRIETARY RIGHTS

21.1.
In this Clause 21, “IP” means all intellectual property rights of whatever nature, including copyright (present and future), moral rights, patents, trade marks, design rights and database rights (whether or not any of these is registered and including any applications for registration of any such rights), know-how, Confidential Information and trade secrets and all rights or forms of protection of a similar nature or having similar effect to any of these which may exist anywhere in the world.

21.2.
You will immediately disclose to the Company any discovery or invention or process or improvement in procedure made or discovered by you (whether or not in conjunction with any other person or persons) while in the employment of the Company in connection with or in any way affecting or relating to the business of the Company, its subsidiary or associated companies or capable of being used or adapted for use therein or in connection therewith (“Inventions”) will forthwith be disclosed to the Company. All Inventions will belong solely to the Company or such other person, persons or company as the Company may nominate for the purpose. Any IP developed in whole or in part by you in connection with your employment with the Company will immediately vest in the Company (or a nominee of the Company where the Company requires) absolutely.

21.3.
If and whenever required so to do (whether during or after the termination of your employment) you will without charge and at the expense of the Company or its nominee apply or join in applying for letters patent or other form of protection for any IP referred to in this Clause 21 and execute all instruments and do all things considered necessary in the absolute discretion of the Company in relation to the said IP including vesting all right and title to such IP when obtained in the Company (or its nominee) as sole beneficial owner, or in such other person as the Company may require.

21.4.
You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause 21. A certificate in writing signed by any executive or the Secretary of the Company that any instrument or act falls within the authority conferred in this Clause 21.4 will be conclusive evidence that such is the case in favour of a third party.

21.5.
To the extent that you cannot assign any IP to the Company (or its nominee), it is agreed that any such right (including, where applicable, any moral right, such as a right of paternity or integrity) will be waived as against the Company. You may not under any circumstances exercise any IP against the Company or any of its subsidiary or associated companies or any nominee of any of them.

22.	RESTRICTIVE COVENANTS

22.1.
You may not during the period of your employment with the Company, without prior written consent of the Company, engage, whether directly or indirectly, in any business or employment which is similar to or competitive with the business of the Company or its subsidiary or associated companies or which may in the Company’s opinion impair your ability to act at all times in the best interest of the Company.

22.2.
You undertake that for a period of 12 months after the date of the termination of your employment, in the Republic of Ireland, you will not, directly or indirectly, be employed, engaged, concerned or interested, in any business directly competing with the products sold by the Company or its subsidiary or associated companies at that time, whether on your own account or in partnership or as an employee, director or manager for any other person.

22.3.
You also undertake that for a period of 12 months after the termination of your employment, you will not, in competition with the Company or its subsidiary or associated companies, solicit or entice or endeavour to solicit or entice away from the Company any person who was at any time in the twelve months prior to the termination of your employment with the Company employed or engaged by the Company or its subsidiary or associated companies and who, by means of such employment, is or is likely to be in possession of confidential information relating to the Company or its subsidiary or associated companies.

22.4.
You acknowledge and agree that all of the restrictions contained in this letter are reasonable and necessary to protect the interests of the Company and its subsidiary and associated companies and you agree that the Company may seek equitable remedies to enforce them in addition to any other legal remedies it has.

22.5.
If any provision in this Clause 22 is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable (including, by way of example, by restricting the area, duration and/or scope of the covenants in to such area, duration and/or scope as would be held reasonable), or if it cannot be so amended without materially altering the intention of the parties, it will be deleted, but the validity, legality and enforceability of the remaining provisions of this letter shall not be impaired or affected in any way.

23.	DATA PROTECTION ACTS 1988 AND 2003

23.1.
You hereby acknowledge that during the course of your employment with the Company, the Company will keep personal data and sensitive personal data (e.g. doctor’s certificates or medical reports) relating to you on computer and in manual files/paper files. You hereby acknowledge and agree that the Company is permitted to hold and process personal information about you as part of its personnel and other business records and may use such information in the course of the Company’s business. You further agree that the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required by the proper conduct of the Company’s business. This clause applies to information held, used or disclosed in any medium.

23.2.
You acknowledge and give your consent and authorisation to the Company’s monitoring of its communication and electronic equipment where it has a reasonable suspicion of inappropriate use including, without limitation, the Company’s telephone, facsimile, and internet and e-mail systems, and information stored on the Company’s telephone equipment (including floppy disks that are the property of the Company).

24.	HEALTH & SAFETY

24.1.
The Company takes seriously its obligations regarding the safety, health and welfare of its employees and in that regard your attention is drawn to the Company safety statement (which is available for viewing on the intranet). By signing this letter, you agree to take reasonable care of your own safety and health and that of any other persons who may be affected by your acts or admissions while at work. You also agree to cooperate with the Company and any other person to enable compliance with any provision of the Safety, Health and Welfare at Work Acts 1989 and 2005 and any Regulation made thereunder.

25.	MISCELLANEOUS PROVISIONS

25.1.
Notices. Any notice under this letter will be given in writing and will be deemed to have been duly given if delivered personally to the addressee or the duly authorised agent of the addressee or sent by prepaid registered post to the last known address of the party to whom such notice is given. Any such notice will be deemed to have been duly given at the time of delivery if delivered personally, or two working days after posting if sent by prepaid registered post.

25.2.
Entire Agreement. This letter is in substitution for all previous agreements and undertakings (if any) either written or verbal between the Company and you, and all such agreements and undertakings will be deemed to have been terminated by mutual consent as from the date of your execution of this letter.

25.3.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Ireland, and shall be subject to the exclusive jurisdiction of the Irish courts.

25.4.
The information contained in this letter constitutes a written statement of particulars of your employment with the Company in accordance with the requirements of section 3 of the Terms of Employment Act 1994.

***
If you choose to accept the terms and conditions of employment set out in this letter, please sign the enclosed copy of the letter and return it to me.
Yours sincerely
   /s/ David Brabazon    14/5/2012
David Brabazon
Duly authorised for and on behalf of
Jazz Pharmaceuticals PLC
I accept employment with the Company on the terms and conditions as set out in the Company’s letter of which this is a copy.
Signed:       /s/ Patricia Carr
Dated:       16/05/2012